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                                                                    EXHIBIT 99.1

                      [CHART INDUSTRIES, INC. LETTERHEAD]


      Chart Industries Delays Release of Fourth-Quarter Financial Results

     CLEVELAND--(BUSINESS WIRE)--Jan. 28, 2002--Chart Industries, Inc. (NYSE:CTI) today announced that it has delayed the release of its financial results for the fourth quarter and year ended December 31, 2001.

     The Company released information on sales, orders and backlog for the fourth quarter of 2001. The Company expects to release complete financial results for 2001 in late-March 2002, which will allow it more time to complete negotiations with its lenders to extend and restructure its credit facilities and to determine the impact of such negotiations on its 2001 financial statements.

     The Company previously announced that it had entered into an amendment to its existing credit facilities. The amendment provides a waiver until March 15, 2002 of any events of non-compliance with certain required financial covenants under Chart's credit facilities. It also extended to March 15, 2002 the due date for principal payments under its credit facilities that would have otherwise been required on December 31, 2001.

     The Company is closely evaluating its refinancing options, including restructuring its credit facilities with its lenders. It is also continuing to pursue potential sources of additional capital and is currently engaged in due diligence with potential investors. Additional capital would be used to reduce the Company's existing debt level and provide for a longer-term, stable capital structure.

     Arthur S. Holmes, Chairman and Chief Executive Officer, commented, "Our current status in the negotiations to extend Chart's credit facilities prevents us from releasing financial results at this time. In an effort to provide as much relevant market information to our shareholders as possible, however, we are releasing fourth-quarter sales, orders, and backlog information. We anticipate that our refinancing plans will be definitive by March 15, 2002, when the amendment to our credit facilities expires."

     Sales for the fourth quarter of 2001 were $73.6 million, down 18 percent from $89.8 million for the corresponding quarter of 2000. Orders in the fourth quarter of 2001 totaled $80.3 million, compared with $68.0 million in the third quarter of 2001. Sales for the year ended December 31, 2001 increased to $328.0 million from $325.7 million for the corresponding period in 2000.

     Commenting on Chart's sales and orders for the fourth quarter and year ended 2001, Mr. Holmes said, "The events of September 11th had an adverse impact on an already weak demand for the Company's products in all business segments during this quarter and helped further
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depress the U. S. economy. Chart's fourth-quarter sales were down below previous quarters in all business segments. Our fourth-quarter orders of $80.3 million, however, were stronger than expected. Although I am encouraged by the increased demand for certain product lines in the fourth quarter, the current softness in the economy probably will continue to have an unfavorable influence on our business in the first half of 2002."

     Mr. Holmes further commented on Chart's three business segments, stating, "Our Applied Technologies ("AT") segment fared the best during the fourth quarter. Although sales decreased 6 percent from the 2001 third quarter, AT experienced record orders. Considering the current business climate, this segment demonstrated notable strength in Chart's NexGen Fueling Division's liquefied natural gas ("LNG") products, and our medical and biological products."

     "After many years of significant in-house development work, Chart's CoolTel division, within the AT segment, became a commercial reality in the fourth quarter of 2001. Two prominent companies that deliver liquid oxygen to home healthcare patients signed contracts for CoolTel's telemetry services. This is a very important achievement and validating milestone for Chart. We anticipate many new contracts in 2002 with service provided to thousands of new end-user locations by year-end."

     "Chart's Distribution & Storage ("D&S") segment experienced lower sales and gross margins compared to the fourth quarter of 2000 and all of 2001. D&S order intake in the fourth quarter of 2001 was similar to the third-quarter level and was down significantly from the fourth quarter of 2000. This business has been adversely affected by the current economic recession in the U.S., and resulted in guarded purchasing by our industrial gas customers. The poor order bookings in the quarter and the resulting low backlog will adversely impact the early 2002 performance for this segment."

     "We are very encouraged by the welcome surge in orders for our PS&E businesses in the fourth quarter of 2001, when compared with the prior quarters in 2001 and the fourth quarter of 2000. These businesses continue to actively bid many current natural gas, ethylene and other large hydrocarbon projects worldwide. The strong fourth-quarter order inflow has provided a more robust backlog for this business going into 2002. The industrial gas market continued to experience depressed sales volume and gross margin, awaiting the recovery of this sector."

     Mr. Holmes concluded, "Looking ahead, we are optimistic that our products and the markets which we serve will show an increase in demand in the second half of 2002. We are pleased with the recent increase in orders in our PS&E businesses, and are cautiously optimistic that this trend will continue into 2002. We continue to focus our resources on growth markets and products. Our NexGen and CoolTel divisions are progressing as planned. The belt-tightening and cost reductions that were initiated in the fourth quarter should improve our performance in 2002."

     Fourth-Quarter 2001 Sales, Orders and Backlog

     Sales for the fourth quarter of 2001 were $73.6 million versus $89.8 million for the fourth quarter of 2000, a decrease of $16.2 million, or 18 percent. AT segment sales declined by 11
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percent to $34.0 million in the fourth quarter of 2001, compared with sales of
$38.2 million in the fourth quarter of 2000. This decline is mainly the result of very low sales of systems and components to the electronics and telecommunications industries. D&S segment sales decreased 14 percent, with fourth-quarter 2001 sales of $29.0 million, compared with $33.8 million for the same quarter in 2000. The decline primarily occurred in the worldwide packaged gas business. With the uncertainty in both the domestic and international markets, the Company's major customers have reduced capital spending on transportable liquid cylinders and to a lesser extent on standard bulk tanks. PS&E segment sales were $10.6 million for the fourth quarter of 2001, down from sales of $17.8 million in the fourth quarter of 2000. The fourth quarter of 2000 included a high level of heat exchanger sales for an LNG export project in Trinidad.

     Chart's consolidated orders for the fourth quarter of 2001 totaled $80.3 million, compared with orders of $68.0 million for the third quarter of 2001. Chart's consolidated firm order backlog at December 31, 2001 was $64.8 million, compared with $59.1 million at September 30, 2001.

     AT orders for the fourth quarter of 2001 totaled $38.4 million, compared with $32.8 million for the third quarter of 2001. New orders in this segment were the highest ever with record quarterly order intake in LNG fuel stations and biomedical products. These orders more than offset the continued softness in the electronics industry.

     D&S orders for the fourth quarter of 2001 totaled $22.9 million, compared with $24.9 million for the third quarter of 2001. The fourth quarter of 2001 saw a reduction in capital spending by the industrial gas distributors for transportable liquid cylinders and standard bulk liquid tanks. This reduction appears to be the result of continued expense control in the slowing U.S. and world economies.

     PS&E orders for the fourth quarter of 2001 totaled $19.0 million, compared with $10.3 million in the third quarter of 2001. Order activity continued to reflect low activity in the industrial gas market, but an increase in projects awarded in both the natural gas and ethylene/petrochemical processing markets. PS&E backlog at December 31, 2001 was $24.4 million, over a 50 percent increase compared with $16.1 million at September 30, 2001.

     General

     This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, continued slowdowns in Chart's major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity and reduce operating costs, the ability of Chart to satisfy covenants and make required principal payments under its credit facilities, the success of Chart in obtaining additional sources of capital and restructuring its existing credit facilities, changes in worldwide economic and political conditions, and foreign currency fluctuations that may affect worldwide results of operations.
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     Chart Industries, Inc. manufactures standard and custom-built industrial process equipment primarily for low-temperature and cryogenic applications. Headquartered in Cleveland, Ohio, Chart has domestic operations located in 13 states and international operations located in China, Czech Republic, England, and Germany.

     For more information on Chart Industries, Inc. visit the Company's web site at www.chart-ind.com.
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                            CHART INDUSTRIES, INC.
                         QUARTERLY SEGMENT INFORMATION
                            LAST FIVE-QUARTER TREND

                                                       2000             2001          2001            2001            2001
                                                      Fourth           First         Second           Third          Fourth
                                                      Quarter         Quarter        Quarter         Quarter        Quarter
                                                    ----------      -----------    -----------     -----------    -----------
                                                                             (Dollars in thousands)
Sales
Applied Technologies                                 $38,170         $34,124         $38,240         $36,160         $33,967
Distribution & Storage Equipment                      33,763          33,579          34,128          32,739          29,027
Process Systems & Equipment                           17,839          21,329          12,429          11,696          10,572
                                                     -------         -------         -------         -------         -------
Total                                                $89,772         $89,032         $84,797         $80,595         $73,566
                                                     =======         =======         =======         =======         =======

Orders
Applied Technologies (a)                             $38,042         $33,456         $37,804         $32,817         $38,450
Distribution & Storage Equipment                      32,638          32,881          41,779          24,919          22,854
Process Systems & Equipment                            8,518          10,297           7,165          10,305          18,961
                                                     -------         -------         -------         -------         -------
Total                                                $79,198         $76,634         $86,748         $68,041         $80,265
                                                     =======         =======         =======         =======         =======

Backlog
Applied Technologies (a)                             $15,961         $13,545         $12,925         $ 9,406         $13,782
Distribution & Storage Equipment                      39,227          38,066          43,531          33,692          26,635
Process Systems & Equipment                           33,686          22,653          17,429          16,050          24,395
                                                     -------         -------         -------         -------         -------
Total                                                $88,874         $74,264         $73,885         $59,148         $64,812
                                                     =======         =======         =======         =======         =======

(a) The table has been restated to show the MRI cryostat business to have no backlog; thus, orders in all periods equal sales. This is consistent with the current treatment of purchase orders by the customer for this business.

     CONTACT:  Chart Industries, Inc.
               Michael F. Biehl, 440-753-1490
               www.chart-ind.com